Exhibit 10.40

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made and entered into as of this 4th day of March 2005 (the “Effective Date”), by and among PETRO STOPPING CENTERS, L.P., a Delaware limited partnership (“Petro”), and BORDENTOWN JUNCTION TRUCK STOP JOINT VENTURE, a New Jersey joint venture (“Seller”).

WHEREAS, Seller owns and conducts the business known as “Bordentown Junction Truck Stop” at 402 Rising Sun Road, Bordentown, Burlington County, New Jersey, which includes fueling facilities, truck lube facility, a restaurant, travel store facility and other improvements (the “Business”);

WHEREAS, Seller has agreed to sell, and Petro has agreed to purchase, subject to the terms and conditions set forth herein, (i) the real property described on Exhibit A attached hereto and made a part hereof and all rights-of-way, easements, improvements and buildings situated thereon or therein, including all underground storage tanks, (collectively, the “Real Property”), (ii) the furniture, fixtures, equipment, high-rise signage, and other personal property owned by Seller at the Real Property, and used or intended for use in connection with, or that are necessary to the continued conduct of the Business, (together, the “Personal Property”), (iii) the Inventory (as hereinafter defined), and (iv) the “Scheduled Contracts” (as hereinafter defined), upon the terms and conditions hereinafter set forth (the Real Property, the Personal Property, the Inventory, and the Scheduled Contracts, along with all other items made part of this transaction, but not including the “Excluded Assets” (as hereinafter defined), are sometimes referred to herein collectively as the “Assets”);

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

GENERAL

1.01 Purchase and Sale of the Assets. On and subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Petro, and Petro agrees to purchase from Seller all of the Assets, being more specifically: (i) the Real Property, the Personal Property, and the Inventory, free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, claims, rights of first refusal, options, charges, liabilities, obligations, agreements, privileges, liberties, easements, rights of way, limitations, reservations, restrictions, and other encumbrances of any kind (collectively “Liens”) other than Permitted Encumbrances (as defined in Section 2.01 (c)) and (ii) all right, title and interest of Seller in, to and under the contracts and agreements described in Exhibit B attached hereto (the “Scheduled Contracts”) and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining to the Scheduled Contracts or any thereof, other than any deposits or refunds due to Seller. Seller is not selling and Petro is not purchasing those assets of Seller, including but not limited to, cash and accounts receivable, as itemized and set forth in Exhibit J attached hereto, (the “Excluded Assets”).

1.02 Purchase Price.

(a) The purchase price to be paid by Petro for the Assets (the “Purchase Price”) shall be as follows:

(1) The Purchase Price of the Assets, other than the Inventory, shall be $23,850,000.

(2) The Purchase Price of the Inventory at the Business shall be determined as set forth in this paragraph. For purposes of this Agreement, “Inventory” shall mean (i) all motor fuel inventory located at a Business on the Closing Date, and (ii) all other inventory of the Business, including, without limitation, items held for retail sale to the public, supplies, spare parts, tires, store items and other resalable items, and food and perishable inventories consisting of those items in dry storage, freezers and walk-in coolers. For purposes of this Agreement, “Inventory” shall not include any damaged item, any item with a passed expiration date, or any item not saleable to the public in the ordinary course of business (other than supplies, which are not intended for sale). The Purchase Price for the motor fuel component of the Inventory at the Business shall be the most recent cost to the Seller of such motor fuel. The Purchase Price for all other components of the Inventory shall be equal to the actual cost thereof as reflected in the most recent invoices for such Inventory.

(b) Petro shall pay to Seller, as part of the total Purchase Price payable at Closing, an amount equal to ninety percent (90%) of the value of the Inventory as shown on Seller’s most recent month end balance sheet (the “Estimated Inventory Purchase Price”). Thereafter, in order to determine the actual amount and cost of the Inventory described in Section 1.02(a)(2) above as of the Effective Time of Closing, Petro and Seller shall jointly conduct a physical inventory (counting and pricing) of the Inventory on the day immediately prior to the Closing, which shall include Seller’s furnishing such documentation as is necessary to verify the most recent cost of the motor fuel Inventory and the actual cost of all other items of Inventory. At the time of this joint inventory, Petro may reject any item from the inventory being purchased which is damaged or, in the case of perishable items, has a passed expiration date. The result of this joint inventory shall yield the “Final Inventory Purchase Price.” To the extent that the Final Inventory Purchase Price exceeds the Estimated Inventory Purchase Price paid at Closing, Petro shall pay the difference, by wire transfer, to Seller on or before the fifteenth (15th) day after Closing. To the extent that the Final Inventory Purchase Price is less than the Estimated Inventory Purchase Price paid at Closing, Seller shall pay the difference, by wire transfer, to Petro on or before the fifteenth (15th) day after Closing.

(c) The Purchase Price, including the Estimated Inventory Purchase Price, shall be payable to Seller, at the Closing (as defined in Section 6.01) by means of wire transfer of immediately available funds pursuant to written instructions of Seller received by Petro at least two (2) business days prior to the Closing Date.

1.03 Assumption of Liabilities.

(a) The sole liabilities assumed by Petro hereunder are (i) the obligations of Seller to perform the Scheduled Contracts specifically set forth in Exhibit B to the extent the Scheduled Contracts have not been performed at the Effective Time of Closing (as defined in Section 6.01) and are not in default; and (ii) ad valorem or similar Taxes (as defined in paragraph (b)(2) below) to be prorated pursuant to Section 1.03(c);

(b) Except as otherwise provided in Section 1.03(a) or elsewhere in this Agreement, Petro does not assume or agree to pay, perform or discharge, and shall not be responsible for, any other liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise, including without limitation liabilities or obligations based on, arising out of or in connection with:

(1) Defective performance of any Scheduled Contract by Seller or any express or implied warranty with respect to such performance or Seller’s default thereunder prior to the applicable Closing;

(2) Any federal, state, local or foreign income, sales, real or personal property or other taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature whatsoever (including without limitation interest and penalties) imposed by any law, rule or regulation (collectively, “Taxes”) which are attributable or relating to the Business, the Real Property, or the Personal Property for any periods ending on or before the Effective Time of Closing, or which may be applicable because of Seller’s sale of the Business, Real Property, or Personal Property to Petro (collectively, “Tax Obligations”);

(3) Any lease obligations or indebtedness of Seller, other than lease obligations assumed as part of the Scheduled Contracts; or

(4) Any claims by any of Seller’s partners, directors, officers, employees or shareholders relating to this Agreement or its performance or consummation, or any claims by any of them relating to or arising out of (i) their employment (including without limitation any modification or termination thereof) by Seller, (ii) any employment contract, or (iii) any pension or other benefit liabilities of Seller.

(c) Seller and Petro shall each pay its respective pro rata portion of all 2005 ad valorem or similar Taxes on the Real Property and Personal Property. Seller shall pay to Petro at the Closing such estimated ad valorem or similar Taxes for the current year (based on prior year’s Taxes) pro rated to the date of the Closing. Seller shall make available to Petro copies of all statements and assessments reflecting such prior year’s Taxes. Petro shall pay such sums to the appropriate taxing authorities when due, prior to becoming delinquent. Petro shall promptly forward to Seller after receipt by Petro copies of all 2005 Tax assessments on the Real Property and Personal Property. If the 2005 Taxes shall be readjusted such that the amounts payable are greater than the prior year’s Taxes, Seller shall pay its pro rata share of any difference promptly upon notice of such Taxes having been paid by Petro. If the 2005 Taxes shall be readjusted such that the amounts payable are less than the prior year’s Taxes, Petro shall refund to Seller its pro rata share of such reduction.

(d) Seller shall remit to the proper taxing entity all real estate transfer taxes assessed by reason of the purchase and sale of the Real Property contemplated hereunder, if any, to be payable at the Closing, or when otherwise due (the “Transfer Taxes”). It is specifically agreed that Petro shall be liable for, and shall pay, the first $150,000 of these Transfer Taxes, and that the balance of the Transfer Taxes after the first $150,000, if any, shall be split equally between Petro and Seller, and paid accordingly by each of them.

(e) Except as provided in Section 1.03(a) of this Agreement, Petro shall have no other liability for Taxes payable by Seller, or any of them, (including income Taxes) relating to the operations of the Business or the transactions contemplated hereunder.

(f) At the Closing, Petro and Seller shall prorate amounts due and credits on the Scheduled Contracts, and all utilities at the Business, as well as the allocation of all deposits to the proper agreed upon party.

1.04 Instruments of Transfer; Further Assurances.

At the Closing, Seller and Petro shall execute and deliver to each other (i) a Special Warranty Deed with regard to the Real Property, (ii) a Bill of Sale with regard to the Personal Property and Inventory, (iii) a completed General Conveyance, Transfer and

Assignment covering all of the Scheduled Contracts, and (iv) an Assumption Agreement (collectively the “Conveyance Documents”). At the time of the Closing, Petro and Seller shall execute all other agreements, instruments, documents, certificates of title and certificates required by this Agreement to be executed and delivered by or on behalf of Seller, or Petro at or before the Closing pursuant to this Agreement (all such other agreements, instruments, documents, certificates of title and certificates being referred to herein as the “Operative Documents”) and such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Petro good and indefeasible title to all of the Assets and the Business being purchased hereunder, and to comply with the purposes and intent of this Agreement and such other instruments as shall be reasonably necessary or appropriate to evidence the assignment or termination as applicable by Seller and assumption by Petro of the Scheduled Contracts.

1.05 Uniform Tax Treatment. Seller and Petro agree that the allocation of consideration set forth in Exhibit K (the “Allocation of Purchase Price”) shall be used by them for all tax purposes, including, but not limited to, reporting pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended. In preparing and filing IRS Form 8594 (“Asset Acquisition Statement Under Section 1060”), Seller and Petro shall report that the allocation of consideration set forth in Exhibit K and the fair market value of the assets to which such consideration is allocated is the same. Prior to filing Forms 8594 with respect to the transactions described herein, Seller and Petro shall provide to one another a true and correct copy of the Form 8594 which each intends to file with respect to the transactions contemplated by this Agreement. The Allocation of Purchase Price may be amended by written agreement of Seller and Petro prior to, or at, Closing, in which case an amended Exhibit K will be attached hereto.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

2.01 Representations and Warranties of Seller. Seller represents and warrants to Petro that the following are true and correct on and as of the date of this Agreement and, except as a result of events in the ordinary course of business which are not material events, will be true and correct through the Effective Time of Closing as if made on and as of those respective dates.

(a) Organization and Good Standing of Seller, Authority. Seller is a joint venture duly organized, validly existing and in good standing under the laws of the State of its formation, and is qualified to transact business and is in good standing as a foreign entity in the jurisdictions where it is required to qualify in order to conduct its businesses as presently conducted, except where the failure to be qualified would not have a material adverse effect. Seller has the requisite power and authority to own, lease or operate all properties and assets now owned, leased or operated by it and to carry on its businesses as now conducted. Seller owns all of the Assets as recited herein.

(b) Consents, Authorizations and Binding Effect.

(1) Seller may execute, deliver and perform this Agreement (including without limitation execution, delivery and performance of the Conveyance Documents and the Operative Documents to which it is a party) without the necessity of any of obtaining any consent, approval, authorization or waiver or giving any notice or otherwise, except for such consents, approvals, authorizations, waivers and notices:

(i) which have been obtained and are unconditional and are in full force and effect and such notices which have been given, or

(ii) which are described in Exhibit D hereto (the “Additional Required Consents”).

(2) Seller has the requisite power to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors and subject to general principles of equity.

(3) Except as noted in Exhibit N hereto, the execution, delivery and performance of this Agreement by Seller does not and will not:

(i) constitute a violation of its joint venture agreement or formation documents, as amended,

(ii) result in any Lien against the Real Property, the Personal Property, or the Inventory,

(iii) constitute a violation of any statute, judgment, order, decree or regulation or rule of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (each of the foregoing being included in the term “Governmental Body” as used in this Agreement) applicable or relating to Seller, the Real Property, the Personal Property, or the Business, or

(iv) conflict with, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration under, any term or provision of any contract, agreement, loan agreement or other agreement with any lender, lease, mortgage, deed of trust, commitment, license, franchise, authorization or any “Permit” which, as used in this Agreement shall include permits, authorizations, certificates, approvals, registrations, variances, certificates of occupancy, exemptions, rights of way, franchises, privileges, amenities, grants, ordinances, licenses and other rights of every kind and character (a) under any (i) federal, state, local or foreign statute, ordinance or regulation (ii) “Order” which shall mean any order, writ, injunction, decree, judgment or determination of any Governmental Body or (iii) contract with any Governmental Body, or (b) granted by any Governmental Body or any other instrument or obligation to which Seller is a party or by which its assets are bound, or an event which with notice, lapse of time, or both, would result in any such conflict, breach, default or right.

(4) Without limiting the foregoing, the execution, delivery and performance of the Conveyance Documents and the Operative Documents, and consummation of the transactions contemplated thereby, have been duly authorized and approved by the partners and/or managing partner of Seller without dissent.

(c) Title and Condition. Seller has good, indefeasible and marketable title to the Real Property, the Personal Property, and the Inventory, free and clear of Liens, other than:

(1) Permitted Encumbrances which as used in this Agreement shall mean (a) the Liens described or referred to in Exhibit E hereto, acceptable to Petro, (b) Liens for current Taxes and assessments not yet due and payable, including, but not limited to, Liens for non-delinquent ad valorem taxes, non-delinquent statutory Liens arising other than by reason of any default on the part of Seller, (c) matters considered Permitted Exceptions pursuant to Section 3.02 (a), and (d) such liens, minor imperfections of title, or easements on the Real Property as do not detract from the value thereof and do not materially interfere with the intended use thereof by Petro, or

(2) Liens which will be released or discharged at or prior to the Effective Time of Closing.

(3) A portion of the Real Property, being approximately 1.1 acres, was taken under a previous condemnation proceeding by New Jersey Department of Transportation. The physical construction which will result from said condemnation proceeding has not yet taken place. Seller is entitled to a payment of an additional $17,850.00 from the New Jersey Department of Transportation for the removal and relocation of its Route 206 Petro Sign. If, prior to Closing, Seller has relocated its Route

206 Petro Sign, Seller shall be entitled to said $17,850.00 payment. If the Route 206 Petro Sign has not been relocated prior to Closing, Seller will assign and deliver all of its interest in said payment to Petro by means of the General Conveyance, Transfer and Assignment.

No improvement or structure on the Real Property encroaches on any adjacent property. No improvement or structure on the Real Property has been damaged in any material respects by any casualty or act of God, and not repaired, or been subject to any condemnation proceedings except as set forth in Section 2.01(c)(3) above.

(d) Litigation and Compliance With Laws, Etc. There are no claims, actions, suits or proceedings, whether in equity or at law, or governmental or administrative investigations pending or, to the best knowledge of Seller, threatened against Seller, the Real Property, the Business, or any of the Assets, except as described on Exhibit F hereto. There are no judgments outstanding and unsatisfied against Seller, the Real Property, the Business, or any of the Assets. There are no Tax Liens upon, pending against or, to the best knowledge of Seller threatened against the Real Property, the Business, or any of the Assets. Consummation of the transactions herein contemplated will not result in the imposition or creation of any Tax Obligations on the Real Property, the Business, or any of the Assets except for Tax Obligations which remain the liability of Seller under Section 7.01(c) below.

(e) Instruments in Full Force and Effect. The Scheduled Contracts are valid, binding and in full force and effect, have not been amended or supplemented in any manner or respect and upon assignment and assumption, with applicable consents if necessary, will be enforceable by Petro in accordance with their respective terms, except as may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors and subject to general principles of equity. There are no defaults by Seller thereunder and Seller knows of no defaults thereunder by any other party thereto, and, to the best knowledge of Seller, no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder. Between the Effective Date of this Agreement and the Closing, Seller may enter into additional contracts and agreements in the ordinary course of its business, or renew any existing contract for a term not exceeding one (1) year and any such renewals and additional contracts will be disclosed to Petro by Seller, in writing, at least three (3) days prior to the Closing, said disclosure including a copy of each such additional contract or renewed contract. Petro shall retain the right to reject any such additional contract (but not any renewed contract) at the Closing, if said additional contract (i) has a value (cost or benefit) to the Business in excess of $500 per month during the term of said contract, or (ii) has a term in excess of twelve (12) months following the Closing Date, in which case such rejected additional contract shall not become part of the Scheduled Contracts, shall not be assigned to Petro, and shall not be assumed by

Petro. All such renewed contracts, and all such additional contracts not so rejected by Petro at Closing shall become part of the Scheduled Contracts, shall be assigned to Petro and shall be assumed by Petro as part of this transaction except as noted in the list of Scheduled Contracts. None of the rights under the Scheduled Contracts will be impaired by the consummation of the transactions contemplated by this Agreement, and all such rights will inure to and be enforceable by Petro after the Effective Time of Closing without the authorization, consent, approval, Permit or licenses of, or filing with, any other Person. The term “Person” as used herein shall mean an individual, partnership, joint venture, corporation, bank, trust, unincorporated organization or a Governmental Body.

(f) Real Property.

(1) Seller has and will convey to Petro good, indefeasible and marketable title to the Real Property, free and clear of any and all Liens (including without limitation all leases, licenses, restrictions, restrictive covenants and rights-of-way) other than Permitted Encumbrances.

(2) To Seller’s knowledge, the Real Property does not violate in any material respect any provisions of any applicable building code, fire, health or safety regulations, or other governmental ordinances, orders or regulations.

(3) There are no parties in possession of any portion of the Real Property as lessees, tenants at sufferance or trespassers, except as disclosed in Exhibit G hereto.

(4) There is no pending or, to Seller’s knowledge, threatened condemnation or similar proceeding or assessment affecting the Real Property, or any part thereof, nor to the best knowledge and belief of Seller is any such proceeding or assessment contemplated by any Governmental Body.

(5) Seller has complied in all material respects with all applicable laws, ordinances, regulations, statutes, rules and restrictions relating to the Real Property and any part thereof. Seller has applied for and has obtained, governmental approval and permits, to construct on the Real Property certain improvements to expand its main building, erect an additional retail building, install a gasoline fuel island with canopy, and for additional parking as more fully detailed in Exhibit L. The terms for the approval of the completion of said improvements are attached hereto in Exhibit M. To the extent assignable at Closing, Seller will assign its full interest in the approvals and permits described in Exhibits L and M to Petro by means of the General Conveyance, Transfer and Assignment.

(6) There are water, sewer, gas, phone and electricity lines to the Real Property which are available to Petro and which are sufficient for service on the Real Property and for the conduct of the Business. Seller shall retain its primary telephone and fax numbers for the Business 609-291-1154 and 609-291-0199 but shall assign all other telephone numbers used by the Business to Petro at Closing.

(7) Except for the possible access interference noted in Section 2.01(c)(3) above, the Real Property has full and free access to and from public highways, streets or roads and, to the best knowledge and belief of Seller there is no pending or threatened proceeding by any Governmental Body which would impair or result in the termination of such access.

(g) Material Contracts. The Scheduled Contracts listed in Exhibit B hereto are all of the contracts, leases, agreements and instruments material to the conduct of the Businesses or requiring the performance by Seller of any material obligations (“material” as used in this paragraph to describe these contracts shall have the value and time limitations as set forth in Section 2.01(e) above) of Seller after the date hereof. There are no existing defaults by Seller, or to the best knowledge of Seller other parties, under any of the contracts, leases, agreements and instruments listed on Exhibit B hereto.

(h) Personal Property and Inventory.

(1) Seller has and will convey to Petro good, indefeasible and marketable title to the Personal Property and Inventory, free and clear of any Liens (including without limitation all leases, licenses, and restrictions) other than Permitted Encumbrances.

(2) Seller has complied in all material respects with all applicable laws, ordinances, regulations, statutes, rules and restrictions relating to the Personal Property and Inventory and any part thereof.

(3) The Personal Property material to the Business is in good commercial condition. The Inventory is saleable in the ordinary course of business.

(i) Environmental Matters. Without in any manner limiting any other representations and warranties set forth in this Agreement or in the Conveyance Documents or Operative Documents, except as disclosed to Petro by Seller as set forth in Exhibit H hereto:

(1) To the actual knowledge of Seller, there are no operations currently or previously conducted on or conditions of the Real Property which constitute or would cause a violation of, non-compliance with or liability under, any Environmental Laws in any way relating to the Real Property as of and after the Closing, and

(2) without in any manner limiting the generality of (1) above, to the actual knowledge of Seller:

(i) except in accordance with Environmental Laws (including, without limitation, the obtaining of necessary Permits), no Materials of Environmental Concern (as defined below) have been used, generated, manufactured, stored or treated, or disposed of, landfilled or in any other way Released (and no Release is threatened), on, under or about the Real Property or transported to or therefrom, and to the actual knowledge of Seller, no Materials of Environmental Concern have been generated, manufactured, stored or treated or disposed of, landfilled or in any other way Released (and no Release is threatened), on, under, about or from any property adjacent to the Real Property,

(ii) Seller is not now, and will not be as of the Closing, as a result of the operation or condition of the Business prior to or at the Closing, subject to any (a) contingent liability in connection with any Release or threatened Release of any Materials of Environmental Concern into the environment whether on, under or off the Real Property or (b) removal, reclamation or remediation requirements under Environmental Laws or any reporting requirements related thereto,

(iii) Seller has not been named as a potentially responsible party under, and the Real Property has not been nominated or identified as a facility which is subject to an existing or potential claim under, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et. seq. (“CERCLA”) or comparable Environmental Laws, and the Real Property is not subject to any Lien arising under Environmental Laws,

(iv) Seller has all environmental permits and environmental and pollution control equipment necessary for compliance in all material respects with all Environmental Laws, including the current requirements thereof (including, without limitation, all applicable Permits) and operation of the Business as presently conducted,

(v) no Materials of Environmental Concern have been placed, deposited or buried on the Real Property except for motor fuels stored in compliance with Environmental Laws,

(vi) there are no underground storage tanks, pits, sumps or impoundments (as defined under Environmental Laws) located on or under the Real Property, except as disclosed in Exhibit I hereto,

(vii) Seller has not been named as a potentially responsible party in connection with any off-site locations to which Materials of Environmental Concern have been sent by or on behalf of Seller for disposal, storage, treatment, recycling, or processing and none of the off-site locations where Materials of Environmental Concern from the Real Property or from any of the Assets of Seller have been stored, treated, recycled, disposed of or Released, has been nominated or identified as a facility which is subject to an existing or potential claim under CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § § 6921-69396 (“RCRA”) corrective action requirements or comparable Environmental Laws, or for violation or revocation of any of its RCRA or other storage, transfer, treatment, recycling or disposal permits,

(viii) Seller has not received any notices of any Release or threatened Release of Materials of Environmental Concern, or of any violation of, noncompliance with, or remedial obligation under, Environmental Laws, relating to the ownership, use, maintenance, operation of, or conduct of the Business or Real Property nor is there any basis for any of the foregoing,

(ix) there are no notices of violations, notices of potential liability, writs, injunctions, decrees, orders or judgments outstanding, or lawsuits, claims, proceedings or investigations pending or, to the best knowledge of Seller, threatened, relating to the ownership, lease, use, maintenance, operation of, or conduct of the Business or Real Property under or in respect of any Environmental Laws, nor is there any basis for any of the foregoing,

(x) Seller has provided or made available to Petro all files and records in the possession or control of Seller and relating to the Real Property and the Business, as to (i) compliance of prior and current activities on, or related to the Real Property with Environmental Laws (including environmental monitoring data, investigations, studies and reports); (ii) environmental audit reports; (iii) spill notifications; (iv) notices and correspondence to and from Governmental Bodies; (v) permits (which permits, if any, Seller shall use its best efforts to cause to be transferred to Petro on or after the Closing), approvals, registration, authorizations, licenses, and applications therefor; (vi) hazardous waste manifests; (vii) emergency and safety procedures; (viii) inspection reports; (ix) reclamation, contingency and closure plans; and (x) other documents or materials pertaining to compliance with Environmental Laws, permitting or possible environmental claims or liabilities.

As used in this Agreement, (i) “Materials of Environmental Concern” shall mean any solid or hazardous waste, hazardous substance, pollutant, contaminant, oil, petroleum product, commercial product or other substance (x) which is listed, regulated or designated as toxic or hazardous (or words of similar meaning and regulatory effect), or with respect to which remedial, removal or reclamation obligations may be imposed, under any Environmental Laws or (y) exposure to which may pose a health or safety hazard, (ii) “Environmental Laws” means any applicable federal, state, or local laws, rules, or regulations, common law or strict liability provisions, and any judicial or administrative interpretations thereof, including any judicial or administrative orders or judgments, relating to health, safety, industrial hygiene, pollution or environmental matters enacted, promulgated or in effect as of the Closing Date and (iii) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or dispersing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Materials of Environmental Concern.

(j) Disclosures.

(1) No representation or warranty of Seller contained in this Agreement contains any untrue statement. No representation or warranty of Seller contained in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

(2) Seller, for itself and on behalf of its affiliates, warrants and agrees that neither Seller nor any affiliate of Seller will sell land or other assets to a competitor of Petro to be used in the establishment of a truck stop or travel plaza within a 50 mile radius of the Business within 100 months following Closing.

2.02 Representations and Warranties of Petro. Petro represents and warrants to Seller that the following are true and correct on and as of the date of this Agreement and will be true and correct through the Effective Time of Closing as if made on and as of such dates:

(a) Petro is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business and is in good standing as a foreign limited partnership in the jurisdictions where it is required to qualify in order to conduct its businesses as presently conducted except where the failure to be qualified would not have a material adverse effect. Petro has the partnership power and authority to own, lease or operate all properties and assets now owned, leased or operated by it and to carry on its businesses as now conducted.

(b) Petro may execute, deliver and perform this Agreement without the necessity of Petro obtaining any consents, approvals, authorizations or waivers or giving any notices or otherwise, except such consents, approvals, authorizations, waivers and notices which have been obtained and are unconditional and are in full force and effect and such notices which have been given.

(c) The execution, delivery and performance of this Agreement do not and will not:

(1) constitute a violation of the Partnership Certificate or Partnership Agreement of Petro,

(2) constitute a violation of any statute, judgment, order, decree or regulation or rule of any Governmental Body applicable or relating to Petro, or

(3) constitute a default under any contract to which Petro is a party.

(d) This Agreement has been duly authorized by the Board of Directors of Petro and constitutes the legal, valid and binding obligation of Petro, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors and subject to general principles of equity.

ARTICLE III.

FEASIBILITY PERIOD AND CERTAIN COVENANTS

3.01 Inspections and Environmental Investigations.

Petro and its advisors shall have a period of sixty (60) days (the “Feasibility Period”), commencing with the Effective Date within which Petro shall be entitled to conduct, at Petro’s expense, such inspections, investigations, studies and reviews with respect to or concerning the Real Property, the Personal Property, the Inventory, and the Business, and the transactions contemplated by this Agreement, and do such environmental investigation and testing as Petro shall reasonably desire to conduct with respect thereto, including Phase I and Phase II Assessments. Seller agrees to give to Petro and its representatives such access to the premises, and facilities, constituting the Real Property, and books and records of Seller concerning operations thereon as Petro shall reasonably request in connection with its inspections and investigations, and to allow Petro and its representatives to perform such inspection, assessing, testing, monitoring and investigation that Petro reasonably deems necessary. All such investigations of Petro shall be conducted only after (i) giving Seller at least two (2) days prior notice of such investigative activity, such notice to be given to Michael Kirschner, Fred Kirschner, John Diab, Sr. or Mike Mentzer, (ii) providing to Seller proof of liability insurance covering personal injury and property damage while Petro is conducting such investigations on the Real Property naming Seller as an additional insured for at least $2,000,000, and (iii) only in such manner as to not interfere unreasonably with the business and operations of Seller. Petro agrees to repair any damage or alteration to the Real Property caused by any such environmental or other investigation or testing so that the Real Property is restored to its condition as immediately prior to such investigation or testing. Petro agrees to indemnify, defend, and hold harmless Seller from and against any and all cost, liability and expense (including reasonable attorneys’ fees) arising out of physical damage to, or mechanics’ liens which attach to, the Real Property by reason of Petro’s activities on the Real Property during the Feasibility Period. In the event that for any reason whatsoever Petro shall determine that the Real Property, the Personal Property, the Inventory, or the Business in general are unacceptable to Petro, Petro shall give written notice to Seller prior to 5:00 p.m. El Paso, Texas Time on the last day of the Feasibility Period, in which event, Petro may, at its sole option, terminate this Agreement as to any or all of the Assets, or exercise any of the rights and remedies provided to it hereunder.

Upon or before the expiration of the Feasability Period, Petro shall provide to Seller any and all results of its environmental and other investigation or testing, including any Phase I or Phase II Assessments of the Real Property and shall advise Seller in writing of any determination by Petro that any condition, event, circumstance, activity, practice, incident, action or plan relating to any of the Assets, the Real Property or Business requires reclamation, removal, remediation, or repair, or is in noncompliance with or may result in liability under any Environmental Laws. In such event, Petro and Seller shall consult as to the appropriate course of action and seek to agree upon the same. If the parties reach agreement as to the appropriate course of action, such agreement shall be reduced to writing and signed by the parties as an amendment to this Agreement (“Environmental Amendment”). Subject only to any terms in the Environmental Amendment expressly to the contrary, Petro covenants that at all times following Closing, Petro will not bring any law suit, or file any adverse claim in any pending suit in which it is a party, against Seller on account of any environmental or other condition or non-compliance with Environmental Laws, or other laws, if any, of the Assets, the Real Property, the Personal Property, the Inventory and the Business. In the event Seller and Petro are unable to agree as to the appropriate course of action, Petro shall give written notice to Seller prior to 5:00 pm El Paso, Texas Time on the last day of the thirty (30) day period commencing with Seller’s receipt of the completed investigations and testing reports, in which event, Petro may, at its sole option, terminate this Agreement. Failure of Petro to provide timely written notice of non-agreement shall be deemed a waiver of any right to terminate this Agreement on account of any condition or non-compliance with Environmental Laws or other laws and acceptance by Petro of the Assets, the Real Property, the Personal Property, the Inventory and the Business, AS IS and WHERE IS regardless of the condition or non-compliance with Environmental Laws or other laws, and without recourse to Seller except as set forth herein. Upon such waiver and acceptance and/or upon Closing under this Agreement, except as expressly provided in this Agreement (including in Section 7.01(d) hereof) or the Environmental Amendment, (a) Seller shall not be liable for any latent or patent defects in any of the Assets, Personal Property, or Real Property; and shall not be bound in any manner whatsoever by any environmental guaranty, promise, projection or other information pertaining to the Assets, Real Property, the Personal Property, the Inventory and the Business, made or furnished or claimed to have been made or furnished, by Seller or any other person or entity, including, without limitation, any partner, member, manager, shareholder, employee or agent (collectively with Seller, the “Seller Parties”) representing or purporting to represent Seller whether verbally or written, and (b) upon Closing hereunder, Petro hereby releases each Seller Party from all liability of any kind or nature arising with respect to any environmental or other condition now or hereafter existing at the Real Property and covenants and agrees that it will not bring any lawsuit, or file any adverse claim in any pending suit in which it is a party, against any Seller Party on account of any environmental or other condition or the noncompliance with Environmental Laws or other laws of the Assets, the Real Property, the Inventory and the Business.

3.02 Title and Survey.

(a) Petro shall cause Stewart Title Company (the “Title Company”), within ten (10) days after the Effective Date, to issue a preliminary title report and Commitment for Title Insurance (“Commitment”) to Petro, with a copy to Seller, covering the Real Property, the Commitment to be accompanied by legible copies of all recorded documents relating to easements, rights-of-way, restrictions, covenants, encumbrances, liens and other matters affecting the Real Property. The Commitment shall contain an irrevocable commitment by the Title Company to issue the applicable Title Policy (as defined in Section 4.01(d)) on the Closing Date. Petro shall give Seller written notice on or before 5:00 p.m. El Paso, Texas Time on the last day of the Feasibility Period that the condition of title as set forth in the Commitment is or is not satisfactory, and if Petro states that the condition of the title is not satisfactory, Seller shall, at its sole cost and expense, promptly undertake to eliminate or modify all such unacceptable matters to the reasonable satisfaction of Petro. Seller agrees to use its commercially reasonable efforts to satisfy any such objections. If as of the Effective Time of Closing, Seller is unable to satisfy said objections, Petro may, at its option, (i) accept title subject to the objections raised by Petro, in which event said objections shall be deemed to be waived for all purposes, (ii) undertake to cure such objections, in which event the Effective Time of Closing shall be delayed for a reasonable period of time, not to exceed forty five (45) days, during which Petro shall be entitled to attempt to effect a cure of such objections and in such event, Petro shall be entitled to a credit against the Purchase Price to the extent of any reasonable costs and expenses incurred by Petro in connection with such curative action, or (iii) terminate this Agreement. All matters that are accepted or waived in writing by Petro shall be considered “Permitted Exceptions”.

(b) Within thirty (30) days after the Effective Date, Petro, at its sole cost and expense, shall cause to be delivered to the Title Company, with a copy to Seller, a current land title survey(s) of the Real Property (the “Surveys”), prepared by a duly licensed land surveyor acceptable to Petro. Each of the Surveys shall:

(1) Set forth an accurate metes and bounds description of the Real Property;

(2) Locate all existing easements (setting forth the recording information for such easements), all alleys, streets and roads;

(3) Show all encroachments upon the Real Property;

(4) Show all existing improvements, parking lots, power lines, fences, landscaping and other improvements;

(5) Show all dedicated public streets providing access to the Real Property and whether such access is paved to the property line of the Real Property; and

(6) Contain the surveyor’s certificate to Petro that there are no encroachments upon the Real Property except as shown and that the Survey is correct.

Petro hereby agrees to cause such additional surveying work to be timely completed as may be necessary or required by the Title Company for its issuance of the Title Policy.

Petro shall give Seller written notice on or before 5:00 p.m El Paso, Texas Time on the last day of the Feasibility Period that the condition of the Surveys is or is not satisfactory, and if Petro states that the condition of the Surveys is not satisfactory, Seller shall, at its sole cost and expense, promptly undertake to eliminate or modify all such unacceptable matters to the reasonable satisfaction of Petro. Seller agrees to use its commercially reasonable efforts to satisfy any such objections. If as of the Effective Time of Closing, Seller is unable to satisfy said objections, Petro may, at its option, (i) accept the Real Property subject to the objections raised by Petro, in which event said objection shall be deemed waived for all purposes, (ii) undertake to cure such objections, in which the Effective Time of Closing shall be extended for a reasonable period of time, not to exceed forty five (45) days, during which time Petro shall be entitled to attempt to effect a cure of such objection and in such event, Petro shall be entitled to a credit against the Purchase Price to the extent of any reasonable costs and expenses incurred by Petro in connection with such curative action, or (iii) terminate this Agreement. All matters that are accepted or waived in writing by Petro shall be considered “Permitted Exceptions”.

(c) UCC Lien Searches. Within ten (10) days after the Effective Date, Petro, at its sole cost and expense, shall obtain UCC lien searches in the State of New Jersey, and in any other jurisdiction where such search is desired by Petro, and any other form of lien searches for judgment liens or tax liens, for the purpose of determining if there are any liens or encumbrances, of record, pertaining to or against the Personal Property or Inventory. Petro will furnish Seller with copies of all such lien searches. Petro shall give Seller written notice on or before 5:00 p.m. El Paso, Texas Time on the last day of the Feasibility Period that the condition of title to the Personal Property or Inventory, as revealed by the lien searches, is or is not satisfactory, and if Petro states that the condition of the title is not satisfactory, Seller shall, at its sole cost and expense, promptly undertake to eliminate or modify such unacceptable matters to the reasonable satisfaction of Petro, which may include Seller’s written representation that any lien or encumbrance pertaining to or against the Personal Property or Inventory, will be paid and released as part of the Closing. Seller agrees to use its commercially reasonable efforts to satisfy any such objections. If as of the Effective Time of Closing, Seller is unable to satisfy said objections, Petro may, at its option, (i) accept title subject to the objections raised by Petro, in which event said objections shall be deemed to be waived for all purposes, (ii) undertake to cure such objections, in which event the Effective Time of Closing shall be delayed for a reasonable period of time, not to exceed forty five (45) days, during which Petro shall be entitled to attempt to effect a cure of such objections and in such event, Petro shall be entitled to a credit against the Purchase Price to the extent of any reasonable costs and expenses incurred by Petro in connection with such curative action, or (iii) terminate this Agreement. All matters that are accepted or waived in writing by Petro shall be considered “Permitted Exceptions”.

3.03 Confidentiality. In connection with the transactions contemplated by this Agreement, in addition to, and not by way of limitation of any other obligations of the parties under or pursuant to any other agreement, whether written or oral, with each other or any other obligations at law or in equity, all information furnished to a party or to any other Person for the benefit of a party will be kept confidential by the party, such other Person and their respective associates, affiliates, agents, employees, consultants, financing sources and advisors (collectively, “Party Representatives”) prior to the Closing Date, or in the event the Closing does not occur, at all times, and will not be used in any manner adverse to the furnishing party. During such time, the Party will hold and will cause the Party Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, including the filing of a form 8-K or similar public disclosure document, all documents and information concerning the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (1) previously available to the Person to which it was furnished on a non-confidential basis prior to its disclosure, (2) in the public domain or (3) available on a non-confidential basis from a Person other than a Person not bound by any confidentiality agreement). A Party may release or disclose such information to any Party Representative in connection with this Agreement prior to the Closing Date or in the event the Closing does not occur only if the Party Representatives are informed of the confidential nature of such information and they agree (substantially similar in substance to the matters contained in this Section 3.03) to such confidential treatment of all such information. Notwithstanding the foregoing, if a Person has been requested or is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information, the Person so being required will promptly notify the parties so that they may seek an appropriate protective order. Each Party warrants that it and each Party Representative will cooperate fully with the other parties in seeking such a protective order.

3.04 Best Efforts to Satisfy Conditions. Seller shall use its commercially reasonable efforts to cause the conditions of the obligations of Petro contained in Section 4.01 to be satisfied to the extent that the satisfaction of such conditions is in the control of Seller, and Petro shall use its commercially reasonable efforts to cause the conditions of the obligations of Seller contained in Section 4.02 to be satisfied to the extent that the satisfaction of such conditions is in the control of Petro.

3.05 No Public Announcements or Negotiation with Others.

(a) The parties hereto shall not issue any press release or make any public statement regarding the transactions contemplated by this Agreement (except for any filing or disclosure required by law or regulation such as a form 8-K or similar public disclosure) without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld.

(b) Unless and until this Agreement shall have been terminated by Petro or Seller in accordance with the provisions hereof, neither Seller, nor any of the partners, officers or directors, employees or agents of Seller, nor any affiliates of any of them whom they are able to influence shall:

(1) directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information or assistance to, or enter into any agreement with, any Person or other entity or group (other than Petro or an affiliate or an associate of Petro) concerning the acquisition, leasing or other disposition of the Assets or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing; or

(2) disclose, directly or indirectly, any information not customarily disclosed to any Person concerning the Assets, afford to any other person access to their properties, books or records or otherwise assist or encourage any Person in connection with any of the foregoing.

In the event any of the foregoing parties shall receive any offer for a transaction of the type referred to in this Section 3.05, or any such party is approached with respect to or otherwise made aware of, any such solicitation, discussion, negotiation, or inquiry, Seller shall promptly inform Petro as to any such matter.

3.06 Consents of Third Party. Seller shall use its best efforts to obtain any consents of Persons required in order for Seller to sell and transfer the Real Property, the Personal Property, the Inventory, the Scheduled Contracts and the Business pursuant to this Agreement and to assign to Petro the Scheduled Contracts.

3.07 Vacate Real Properties. Seller shall vacate the Real Property at the Effective Time of Closing and to cause all parties in possession at that time to vacate except as permitted pursuant to any Scheduled Contract assigned to Petro or as otherwise set forth herein.

ARTICLE IV.

CONDITIONS OF CLOSING

4.01 Conditions of Obligations of Petro. The obligations of Petro to consummate the transactions contemplated under this Agreement with regard to the purchase and sale of the Assets are subject to the satisfaction of the following conditions, each of which may be waived in writing by Petro:

(a) Representations and Warranties; Performance of Obligations.

(1) The representations and warranties of Seller set forth in Section 2.01 hereof and in each Conveyance Document or Operative Document or other certificate, agreement, document or instrument delivered on or before the Closing Date in connection with the Transactions contemplated hereby shall have been and shall be true and correct on and as of the date of this Agreement, and shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date.

(2) Seller shall have performed the covenants, agreements and obligations required to be performed by them under this Agreement and each Conveyance Document or Operative Document prior to and on the Closing Date.

(3) Seller shall have delivered to Petro its certificates confirming the satisfaction of the conditions set forth in subparagraphs (1) and (2) above and such other matters that Petro may reasonably request.

(b) Environmental Review Report and Investigations. Petro, if it so desires, shall have obtained, at its cost and expense, such updated Phase I and/or

Phase II Environmental Site Assessments Reports with respect to the Real Property, which shall confirm that there has been no material adverse change in the environmental condition of such Real Property or its compliance with Environmental Laws from the status as accepted by Petro in its due diligence investigation pursuant to Section 3.01, if accepted by Petro thereunder.

(c) Delivery of Instruments. Seller shall have delivered to Petro the duly authorized and executed Conveyance Documents, subject to all of the terms and conditions set forth herein, all other Operative Documents, and such other documents and instruments that Petro may reasonably request to effect the transfer and conveyance under the transactions as contemplated herein, all in form and substance acceptable to Petro.

(d) Title Policy. At the Closing, the Title Company shall have issued to Petro, at Petro’s sole cost and expense, a Title Policy (as defined below) in the amount of the Purchase Price with respect to the Real Property according to the Allocation of the Purchase Price, insuring that Petro owns good, indefeasible and marketable title to the Real Property, subject to no exceptions other than (i) Permitted Exceptions as defined herein; (ii) printed general exceptions appearing in the form of the Title Policy; (iii) the exception as to taxes which shall have inserted the year of the Closing; (iv) the “survey exception” amended to read “shortages in area”; and (v) any other exceptions which Petro approves in writing. For purposes of this Agreement, the term “Title Policy” shall mean an ALTA form Owner’s Policy of Title Insurance to be issued pursuant to the terms of this Section 4.01(d).

(e) Consents, Notices and Approvals. All Governmental Approvals and all other consents and approvals of all Persons and Governmental Bodies necessary for the consummation of the purchase and sale contemplated hereunder shall have been duly issued or given and delivered to Petro, all notices to any Person or Governmental Bodies required by any of the foregoing to be given shall have been duly given, and all necessary action shall have been taken to assign to Petro the Scheduled Contracts.

(f) Other Matters. Seller shall have delivered to Petro, in form and substance reasonably satisfactory to counsel for Petro, such certificates and other evidence as Petro may reasonably request as to the satisfaction of the conditions contained in this Section 4.01.

(g) Vacate Real Properties. Seller shall vacate and shall cause all other parties in possession to vacate the Real Property at the Effective Time of Closing except parties in possession pursuant to any Scheduled Contract.

(h) Certification. Seller shall have delivered to Petro a Non-Foreign Person Certification in a form reasonably acceptable to Petro.

(i) Financing. Petro’s obligation to close and consummate the transactions contemplated by this Agreement shall be absolutely subject to Petro’s having obtained financing for these transactions in substance and amounts, and upon terms and conditions satisfactory to Petro in its sole opinion. Following the Effective Date, Petro agrees to update the Seller, from time to time, with the progress of Petro’s note issuance financing process so that Seller will be reasonably informed on the status of such financing efforts. Petro agrees that it will have commenced its financing process no later than thirty (30) days following the Effective Date, and Petro will give Seller written notice of the actual date of such commencement. When Petro has obtained its financing as described hereunder, it will give Seller written notice thereof in order to comply with the timing of the Closing as set forth in Section 6.01(a). Petro’s failure to close this purchase transaction after obtaining such financing shall give rise to the remedy provided to Seller set forth in Section 5.02 below. The parties acknowledge that the financing sought by Petro will be in an amount in excess of the Purchase Price hereunder, and Petro agrees that upon obtaining said financing, the proceeds thereof will be allocated to the Closing of this transaction on a first priority basis.

4.02 Conditions of Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement with regard to the purchase and sale of the Real Property are subject to the satisfaction of the following conditions, each of which may be waived in writing by Seller:

(a) Representations and Warranties; Performance of Obligations. The representations and warranties of Petro set forth in Section 2.02 hereof and in each Conveyance Document or Operative Document or other certificate, agreement, document or instrument delivered on or before the Closing Date in connection with the transactions contemplated hereby shall have been and be true and correct on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Petro shall have performed the covenants, agreements and obligations necessary to be performed by it under this Agreement and each Conveyance Document or Operative Document prior to the Closing Date.

(b) Purchase Price. Petro shall have delivered to Seller by wire transfer the Purchase Price attributable to each of the Real Property, the Personal Property, the Scheduled Contracts, and the Inventory Purchase Price.

(c) Delivery of Instruments. Petro shall have delivered to Seller the duly authorized and executed Conveyance Documents, subject to all of the terms and conditions set forth herein, all other Operative Documents, and such other documents and instruments that Seller may reasonably request to effect the transactions contemplated herein, all in form and substance acceptable to sellers.

(d) Other Matters. Petro shall have delivered to Seller, in form and substance reasonably satisfactory to Seller’s counsel, such certificates and other evidence as Seller may reasonably request as to the satisfaction of the conditions contained in this Section 4.02.

(e) Franchise Agreements. Petro shall have duly executed and delivered to the Seller all documents necessary to be executed in connection to the termination of the Petro Franchise Agreements relating to the Business.

ARTICLE V.

PETRO’S FINANCING; FAILURE TO CLOSE

5.01 Financing Contingency. As set forth in Section 4.01(i) above, Petro’s obligations hereunder are contingent upon its obtaining note issuance financing for this transaction.

5.02 Petro’s Closing Obligation. Petro and Seller are parties to a Franchise Agreement dated December 29, 1995, as amended on October 31, 2001 to provide an Exhibit A covering royalty payments (collectively, the “Franchise Agreement”) which are escrowed under an Escrow Agreement also dated October 31, 2001 (the “Escrow Agreement”) pursuant to which certain funds, referred to in the Escrow Agreement as the “Escrowed Funds,” are being held by the Escrow Agent named therein. By way of amendment to the Franchise Agreement and Escrow Agreement, Petro and Seller agree that in the event that Petro obtains the financing necessary for it to complete the purchase transaction as set forth herein, but subsequently fails to Close this transaction for any reason other than (i) the default of Seller, or (ii) due to Petro’s uncured objection to the condition of the Titles, the Commitment, and the Surveys as set forth in Section 3, then the Escrow Agreement shall be terminated and Seller shall receive all of the Escrowed Funds as liquidated damages for Petro’s failure to Close, thereby releasing Seller and Petro from any further obligations under this Agreement. In addition, the Franchise Agreement shall be deemed extended as provided therein and amended to provide that:

(a) the royalty payment scheduled provided in Exhibit A shall remain in effect through the balance of the term of the Franchise Agreement, but no further escrow of payments shall be required;

(b) Seller shall have the right at any time thereafter to terminate the Franchise Agreement upon twelve (12) months prior written notice to Petro. Upon such termination, Seller shall have no further obligation to Petro (other than payment of franchise fees or other indebtedness through the date of termination) including, without limitation, non-compete covenants and right of first refusal with respect to the truck stop property. Following the Effective Date, Petro and Seller shall give the Escrow Agent written notice of this provision.

ARTICLE VI.

CLOSING DATE; CURE; TERMINATION OF AGREEMENT

6.01 Closing Date.

(a) Subject to the right of Petro to terminate this Agreement pursuant to Sections 3.01, 3.02, and 3.03, the Closing for the purchase and sale contemplated by this Agreement shall, unless another date or place is agreed to in writing by Seller and Petro, take place at the offices of the Title Company, at 10:00 a.m., local time on or before May 31, 2005. However, the parties agree to use their best efforts to have the Closing take place upon the later of (i) ten (10) days following the end of the Feasibility Period, unless extended as set forth in Article III, or (ii) ten (10) days following Petro’s obtaining its financing for this transaction as set forth in Section 4.01(i). As used in this Agreement, the term “Closing” shall mean the closing of the purchase and sale of each of the Assets and the Business, and the terms “Closing Date” shall mean either the date for the Closing specified in this Section 6.01(a). It is agreed and understood that the Closing for all of the Assets shall take place simultaneously on the same date.

(b) For all purposes hereof, the term “the Effective Time of Closing” shall occur upon the delivery of the applicable Conveyance Documents and the other Operative Documents and the satisfaction of the other conditions as contemplated herein on the Closing Date.

6.02 Opportunity to Cure.

In the event that Petro shall notify Seller of its decision not to consummate the sale and purchase of the Real Property hereunder due to the failure of any of the conditions contained herein to be satisfied, Seller shall have the opportunity for a reasonable period of time to take such action as may be necessary to remedy the circumstances which have resulted in the failure of such condition or conditions to be satisfied.

6.03 Termination of Agreement.

This Agreement may, by written notice given at or prior to Closing in the manner hereinafter provided, be terminated or abandoned:

(1) By Petro if a material default or breach shall be made by Seller with respect to the due and timely performance of any of their or its covenants and agreements contained herein or in any Conveyance Document or Operative Document, or with respect to the correctness of or due compliance with any of Seller’s representations and warranties contained herein, and such default cannot be cured and has not been waived;

(2) By Seller if a material default or breach shall be made by Petro with respect to the due and timely performance of any of its covenants and agreements contained herein or in any Operative Document, or with respect to the correctness of or due compliance with any of Petro’s representations and warranties contained herein, and such default cannot be cured and has not been waived;

(3) By mutual consent of Seller and Petro;

(4) In the event that the Effective Time of Closing shall not have occurred on or before May 31, 2005, either Petro or Seller may terminate this Agreement; or

(5) By Petro as provided elsewhere in this Agreement.

In the event this Agreement is terminated pursuant to this Article VI, all further obligations of the parties hereunder shall terminate, except that the obligations as set forth in Sections 3.03, 3.04, 5.02, 8.02 and 8.03 shall survive; provided, however, that if this Agreement is so terminated by one party because one or more of the conditions to such party’s obligations hereunder is not satisfied as a result of the other party’s failure to comply with any of its obligations under any provision of this Agreement, it is expressly agreed and understood that the terminating party’s right to pursue the equitable remedies and legal remedies, as set forth herein, shall also survive such termination unimpaired.

ARTICLE VII.

INDEMNIFICATION

7.01 Indemnity.

(a) Subject to Section 7.01(c) hereof, Seller agrees to indemnify and hold Petro and Petro’s partners, officers, directors, shareholders, Affiliates, employees, agents and employee plan fiduciaries (“Petro Indemnitees”) harmless from any and all damages, losses, liabilities (joint or several), payments, obligations, penalties, claims, response or remediation costs, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, fees, disbursements and expenses of attorneys, accountants, consultants and other professional advisors or contractors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively “Damages”), directly or indirectly resulting from, relating to or arising out of:

(1) any breach of or inaccuracy in any representation or warranty contained in Section 2.01 or in any Conveyance or Operative Document;

(2) any breach or non-performance, partial or total, by Seller of any covenant or agreement of Seller (or any affiliate or subsidiary thereof) contained in this Agreement or in any Conveyance or Operative Document or any instrument or agreement delivered pursuant to this Agreement;

(3) the ownership, management or use of the Real Property or the Personal Property, prior to the Closing Date; the conduct of the Business prior to the Closing Date; all contracts, agreements, obligations, commitments and liabilities of Seller of every kind and character relating in any way to the Business or the Real Property, other than obligations assumed by Petro under Section 1.03;

(4) all pension, retirement, bonuses, severance pay, salaries and all other compensation and benefits of whatsoever nature (including all liabilities to any Person under ERISA and all liabilities to any Governmental Body) attributable to service to or employment by Seller prior to the Closing Date; and any labor organization claiming it had any right to represent any employees of Seller who are employed by Petro subsequent to the applicable Closing Date, where such claims for representation arise out of circumstances existing prior to the Closing Date;

(5) any losses or costs of defending against any claims which may be made against Petro by any Person claiming violations of any local, state, or federal laws relating to the employment relationship, including, but not limited to, wages, hours, concerted activity, nondiscrimination, occupational health and safety and the payment and withholding of Taxes, where such claims arise out of circumstances occurring prior to the Closing Date; and

(6) any other matters as to which Seller indemnifies Petro or Petro Indemnitees under other express provisions of this Agreement or any Conveyance or Operative Document, such indemnity provisions being incorporated in this Section 7.01(a) by reference thereto.

(b) Subject to Section 7.01(c) hereof, Petro shall indemnify and hold Seller and Seller’s partners, officers, directors, shareholders, Affiliates, employees, and agents (“Seller Indemnitees”) harmless from, any and all Damages resulting from or arising out of:

(1) any breach of any representation or warranty of Petro contained in Section 2.02 or in any Conveyance or Operative Document;

(2) the non-performance, partial or total, of any covenant or agreement of Petro (or any affiliate or subsidiary thereof) contained in this

Agreement, any Conveyance or Operative Document or any instrument or agreement delivered pursuant to this Agreement; and

(3) Petro’s ownership, management or use of the Real Property or Personal Property after the Closing Date, other than any and all matters for which Petro and Petro Indemnitees are indemnified by Seller under the provisions of this Agreement or any Conveyance or Operative Document.

(c) Seller shall retain liability, and Seller shall indemnify Petro and Petro Indemnitees, for the payment of any Tax liabilities with respect to the Assets and the conduct of the Business during all periods ending as of or prior to the Closing Date and the transactions contemplated by this Agreement, other than the liabilities expressly assumed by Petro in Section 1.03.

(d) The right of any Indemnitee to the indemnification provided in this Section 7 by Seller shall be limited as set forth in this paragraph. Except for (i) any environmental matter or condition relating to the Real Property of which Seller had knowledge and failed to disclose to Petro as required hereunder, or (ii) the failure to pay any Tax Obligation with respect to the Assets or Business, Seller shall not have indemnification liability until the total of all Claims asserted by an Indemnitee against it exceeds $150,000, (the “Indemnification Floor Amount”) and then only for the amount of Claims which exceed such Indemnification Floor Amount. In determining whether Claims exceed the Indemnification Floor Amount, the sum of all Claims submitted against Seller shall be included regardless of any materiality qualification or limitation otherwise set forth in this Agreement.

7.02 Notice and Participation. If a claim by a third party is made against a party indemnified pursuant to this Article VII (“Indemnitee”), and if such Indemnitee intends to seek indemnity with respect thereto under this Article VII, the Indemnitee shall promptly, after the assertion of any claim or the discovery of any fact upon which Indemnitee intends to base a claim for indemnification under this Agreement (“Claim”), notify the party or parties from whom indemnification is sought (“Indemnitor”) of such Claim. In the event of any Claim, Indemnitor, at its option, may assume (with legal counsel acceptable to the Indemnitee) the defense of any claim, demand, lawsuit or other proceeding in connection with the Indemnitee’s Claim, and may assert any defense of Indemnitee or Indemnitor; provided that Indemnitee shall have the right at its own expense to participate jointly with Indemnitor in the defense of any claim, demand, lawsuit or other proceeding in connection with the Indemnitee’s Claim and provided further that failure to give such notice shall not preclude Indemnitee making any Claim thereon if the failure or delay in giving such notice did not prejudice Indemnitor. In the event that Indemnitor elects to undertake the defense of any Claim hereunder, Indemnitee shall cooperate with Indemnitor to the fullest extent possible in regard to all matters relating to the Claim (including, without limitation, corrective actions required by applicable law, assertion of defenses and the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto)

so as to permit Indemnitor’s management of same with regard to the amount of Damages payable by the Indemnitor hereunder. Neither Petro nor Seller shall be entitled to settle any Claim without the prior written consent of the other, which consent shall not unreasonably be withheld.

7.03 Indemnification of Negligence of Indemnitee. The indemnification provided in this Article VII shall be applicable whether or not negligence of the Indemnitee is alleged or proven.

7.04 Reimbursement. In the event that the Indemnitor shall, in accordance with the provisions of Section 7.02 above, undertake, conduct or control the defense or settlement of any Claim and it is later determined that such Claim was not a Claim for which the Indemnitor is required to indemnify the Indemnitee under this Article VIII, the Indemnitee shall reimburse the Indemnitor for all reasonable costs and expenses with respect to such settlement or defense, including reasonable attorneys’ fees and disbursements, incurred prior to discovery that such Claim was not a Claim for which Indemnitor was required to indemnify Indemnitee under this Article VII.

7.05 Offset. [Intentionally left blank]

7.06 No Third Party Beneficiaries. The foregoing indemnification is given solely for the purpose of protecting the parties to this Agreement and the Petro Indemnitees and Seller Indemnitees and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

7.07 Survival of Indemnification Provisions. The rights of Petro and Seller to the indemnification provisions as set forth in this Article VII, shall survive the Closing, except that those indemnification rights set forth below shall terminate if not asserted by the Indemnitee within eighteen (18) months after the Closing:

(a) In the case of Petro Indemnitees, claims arising pursuant to Section 7.01(a) (1), (2), (3), and (6);

(b) In the case of Seller Indemnitees, claims arising pursuant to Section 7.01(b)(1), (2) and (3).

ARTICLE VIII.

MISCELLANEOUS

8.01 Further Actions. From time to time, as and when requested by Petro or Seller, the other shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to consummate and to effect the transactions contemplated herein.

8.02 No Broker. Sellers and Petro each represent and warrant to the other that they have no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement. Each of Sellers and Petro agree to indemnify the other against, and to hold the others harmless from, at all times after the date hereof, any and all liabilities and expenses (including without limitation legal fees) resulting from, related to or arising out of any claim by any Person for brokerage commissions or finder’s fees, or rights to similar compensation, on account of services purportedly rendered on behalf of Sellers or Petro, as the case may be, in connection with this Agreement or the transactions contemplated hereby.

8.03 Expenses. Except as otherwise specifically provided herein, Seller and Petro shall each bear their own legal fees, accounting fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions hereunder.

8.04 Entire Agreement. This Agreement and the Exhibits hereto, are intended by the parties as a final expression of, the entire agreement between the parties with respect to the transactions contemplated by this Agreement, supersede all prior oral or written agreements, arrangements or understandings with respect thereto, with respect to the Transactions contemplated hereunder.

8.05 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.06 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be delivered either personally or by telegram, telex, telecopy or similar facsimile means, by registered or certified mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed as follows:

If to Seller:

Bordentown Junction Truck Stop Joint Venture

518 W. Lancaster Avenue

Haverford, Pennsylvania 19041-0535

Fax: 610-520-0199

Attention: Michael Kirschner

With a copy to:

Sellers’ Counsel

Allan B. Schneirov, Esq.

Schnader Harrison Segal & Lewis, LLP

1600 Market Street, Suite 3600

Philadelphia, Pennsylvania 19103-7286

Fax: 215-972-7247

If to PETRO STOPPING CENTERS, L.P.:

Petro Stopping Centers, L.P.

6080 Surety Drive

El Paso, Texas 79905

Fax: 915-774-7366

Attention: Legal Department

With a copy to:

Petro’s Counsel

Mark Hedrick, Esq.

Kemp Smith, LLP

221 N. Kansas, Suite 1900

El Paso, Texas 79901

Fax: (915) 546-5360

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

8.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (other than the choice of law principles thereof).

8.08 Assignability. This Agreement shall not be assignable by Seller otherwise than by operation of law, without the prior written consent of Petro, and any purported assignment by Seller without the prior written consent of Petro shall be void. Petro may, prior to Closing, assign all or any part of this Agreement, and upon such assignment shall give Seller written notice of such assignment and the identity of the assignee. Such assignment by Petro shall not relieve Petro of any obligation set forth herein, and Petro shall remain primarily liable therefore.

8.09 Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

8.10 Third Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any Person who is not a party to this Agreement (including without limitation any broker or finder, and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns; provided, however, that Petro Indemnitees and Seller Indemnitees are intended third party beneficiaries hereof to the extent provided in Sections 7.01 and 7.06.

8.11 Illegalities. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

8.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

8.13 Exclusivity of Remedies; Right to Indemnification Not Affected by Knowledge. The indemnification provided by Section 7.01 shall not be the exclusive remedy available to the parties hereto, the parties retaining all rights and remedies as each may have at law or in equity or otherwise, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by the indemnification provided by Section 7.01. The right to indemnification or other remedies based on the representations, warranties, covenants and agreements contained herein or in any Conveyance Document or Operative Document will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages or other remedies based on such representations, warranties, covenants and agreements.

Notwithstanding the preceding paragraph, this Agreement and any Environmental Amendment adopted pursuant to Section 3.01 shall be the sole and exclusive repository of the parties’ respective rights and obligations with respect to any condition, event, circumstance, activity, practice, incident, action or plan relating to any of the Assets, the Real Property, or the Business under any existing or future Environmental Laws, that require, repair, reclamation, removal or remediation, is in noncompliance with or results in liability under any existing or future Environmental Laws; and except for enforcement of the terms and conditions of this Agreement and the Environmental Amendment as provided by New Jersey contract law, Petro waives, relinquishes, and agrees to forbear from exercising any rights, claims or cause of action it may have or that may hereafter accrue as against Seller under any federal or state statutes and common law, including the statutory or common law of contribution and indemnity.

8.14 Employees.

(a) Seller will terminate the employment of all the employees performing services relating to the Business at the Closing Date. Seller shall be solely responsible for, and shall pay to all employees, all benefits, accrued vacation or sick leave, and the like upon such termination. Seller shall be jointly and severally responsible for, and indemnify and hold Petro and the Petro Indemnitees harmless from, all Damages resulting from, relating to, or arising out of (1) such terminations of employment and (2) employees’ employment contracts, collective bargaining agreements, pension and other employee plans and agreements, and employee benefits, including administrative and other costs of plan termination.

(b) Seller will permit Petro to offer employment to some or all of the employees prior to or on the Closing Date, and Petro will inform Seller of the names of any employees who are offered employment and of any employees whom it employs. Petro agrees that it will not contact any of Seller’s employees until five (5) days after the end of the Feasibility Period, unless Seller grants earlier access to its employers by written notice to Petro. Petro shall have full and absolute discretion in determining the terms, conditions and benefits relating to such employment.

(c) Petro shall have the right but not the obligation to offer employment to any of Seller’s employees and Seller agrees to use its best efforts to assist Petro in connection with the hiring of any employee of Seller desired by Petro. Notwithstanding the foregoing, Petro represents to Seller that it is Petro’s intention to employ over 67% of the employees of Seller subsequent to the Closing and that Petro will not terminate the employment of fifty (50) or more of Seller’s employees (except for individual good cause) during the period beginning with the Closing Date and ending thirty (30) days thereafter. In no event will the number of Seller’s employees not extended offers of employment by Petro be sufficient to render the termination of the Seller’s employees as of the Closing, a “mass layoff” or “plant Closing” within the meaning of the Worker Adjustment and Retraining Notification Act. In reliance upon the foregoing representations of Petro, Seller will refrain from providing any sixty (60) day notice to Seller’s employees and other state and local offices of a possible “plant closing” or “mass layoff” as such terms are defined under the Worker Adjustment and Retraining Notification Act (“WARN”) (29 U.S.C. § 2101 et seq.). Consequently, Petro agrees to indemnify and hold harmless Seller, and each of its respective partners from any back pay, benefit claim, fine or other liability that Seller may be subject to as a result of the failure of either Seller or Petro to comply in any and all respects with the provisions of WARN, unless such back pay, benefit claim, fine or other liability arises as a result of or is caused by any action or inaction taken by Seller prior to Closing, other than Seller’s failure to give any required notice.

8.15 Cost of Litigation. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement or the transactions contemplated hereby, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in connection with such action or proceeding, in addition to any other relief to which it or they may be entitled.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

PETRO STOPPING CENTERS, L.P.

By:
Name:
Title:

SELLER:

BORDENTOWN JUNCTION TRUCK STOP JOINT VENTURE

By:
Name:
Title: